                                                                Exhibit 10(w)(1)

                           PURCHASE AND SALE AGREEMENT

                                 by and between

                                 ASHWORTH, INC.,
                             a Delaware corporation

                                    "SELLER"

                                       and

                                    LBA INC.,
                            a California corporation

                                     "BUYER"

1.    Sale of the Property........................................     1

2.    Deposits....................................................     1
      2.1      Initial Deposit....................................     1
      2.2      Additional Deposit.................................     2

3.    Purchase Price..............................................     2

4.    Conditions to Parties' Obligations..........................     2
      4.1      Buyer's Pre-Closing Conditions.....................     2
               4.1.1    Title.....................................     3
               4.1.2    Physical Inspections......................     3
               4.1.3    Contracts.................................     5
               4.1.4    New Lease.................................     5
      4.2      Closing Conditions.................................     5
               4.2.1    Buyer's Closing Conditions................     5
               4.2.2    Seller's Closing Conditions...............     6
      4.3      Failure of Conditions..............................     6
      4.4      Investigations Indemnity...........................     7

5.    Remedies/Liquidated Damages.................................     8
      5.1      Buyer's Default....................................     8
      5.2      Seller's Default...................................     8

6.    Closing and Escrow..........................................     9
      6.1      Escrow Instructions................................     9
      6.2      Date of Closing....................................     9
      6.3      Conveyance.........................................    10
      6.4      Closing Documents..................................    10
               6.4.1    Seller's Closing Documents................    10
               6.4.2    Buyer's Closing Payments and Documents....    10

7.    Interim Agreements..........................................    11

8.    Seller's Maintenance of the Property........................    11

9.    Casualty and Condemnation...................................    11

10.   Limited Liability...........................................    12

11.   Release.....................................................    12

12.   AS-IS Condition of Property.................................    14

13.   Prorations..................................................    15

14.   Closing Costs...............................................    16

15.   Brokers......................................................   16

16.   Notices......................................................   16

17.   Entire Agreement.............................................   17

18.   Assignment...................................................   17

19.   Severability.................................................   18

20.   California Law...............................................   18

21.   Modifications/Survival.......................................   18

22.   Confidentiality..............................................   18

23.   Counterparts.................................................   19

24.   Dispute Costs................................................   19

25.   Seller's Representations.....................................   19

26.   Buyer's Representations......................................   20

27.   Time of the Essence; and Business Days.......................   21

28.   Agreement Date...............................................   21

29.   No Third Party Beneficiaries.................................   22

30.   Drafts not an Offer to Enter into a Legally Binding Contract.   22

31.   Natural Hazard Disclosure Requirement Compliance.  ..........   22

32.   1031 Exchange................................................   22

EXHIBITS

EXHIBIT A LEGAL DESCRIPTION OF THE REAL PROPERTY

EXHIBIT B FORM OF LEASE

EXHIBIT C ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

EXHIBIT D GRANT DEED

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of December 2, 2003 (the "Agreement Date"), by and between ASHWORTH, INC., a Delaware corporation ("Seller"), and LBA INC., a California corporation ("Buyer"), with reference to the following facts.

                                R E C I T A L S :

         A. Seller is the owner of that certain improved real property located at 2791-2793 Loker Avenue, Carlsbad, California, as legally described in Exhibit A attached hereto and made a part hereof (the "Real Property") together with all (i) improvements, structures and fixtures (other than trade fixtures) (collectively, the "Improvements"), (ii) easements, appurtenances, rights and privileges actually belonging thereto (collectively, the "Appurtenances"), and
(iii) any intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Real Property and/or Improvements, including, without limitation, any and all guaranties, warranties, indemnities, licenses, permits, entitlements, plans, specifications and similar documents and rights, but specifically excluding any tradenames of Seller or any affiliated or related entitled of Seller and any licenses and other similar documents and rights related to the specific clothing and accessory design and manufacturing operations of Seller (collectively, the "Intangibles"). The Real Property, the Improvements, the Appurtenances and the Intangibles are collectively referred to herein as the "Property."

         B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property, in accordance with the terms and provisions hereinafter contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Sale of the Property. Seller shall sell to Buyer and Buyer shall purchase from Seller the Property at the Closing (defined in Section 6 below), subject to and on the terms and conditions contained herein.

         2.       Deposits.

                  2.1 Initial Deposit. Within two (2) calendar days after the Agreement Date, Buyer shall place on deposit into the escrow account (the "Escrow Account") to be opened with Stewart Title of California, Inc. located at 3111 Camino Del Rio North, Suite 900, San Diego, California 92108 (Attention:
John Demas) ("Escrow Holder") the amount of Two Hundred Thousand Dollars ($200,000.00) as an initial deposit (the "Initial Deposit"). The Escrow Holder shall cause the Initial Deposit to be placed into an interest bearing bank account acceptable to Buyer. Any interest earned on the Initial Deposit shall be included as part of the Initial Deposit. The Initial Deposit and interest earned thereon shall be refundable to Buyer until 5:00 p.m.

(Pacific Time) on December 12, 2003 (with the period from October 31, 2003 (the date upon which Buyer and Seller executed that certain letter of intent dated October 24, 2003, between Buyer and Seller) until December 12, 2003 to be known as the "Conditions Period"). For purposes hereof, the last day of the Conditions Period (i.e., December 12, 2003) shall mean and be referred to herein as the "Approval Date". If Buyer fails to deliver the Initial Deposit into the Escrow Account strictly as and when contemplated herein, Seller shall have the right to terminate this Agreement by delivering written notice thereof to Buyer at any time and thereafter neither party shall have any further rights or obligations hereunder except for the indemnities contained in Sections 4.4 and 15 below, Buyer's covenants made herein which are expressly intended to survive any such termination and Buyer's obligations under Section 4.3 below to deliver to Seller the Due Diligence Materials (defined below) (collectively, "Buyer's Surviving Obligations").

                  2.2 Additional Deposit. Unless Buyer notifies Seller prior to 5:00 p.m. (Pacific Time) on the Approval Date that there are Pre-Closing Conditions (defined below) remaining unsatisfied and that Buyer will not waive such conditions (any such notice shall serve as a termination of this Agreement), (i) at the end of the Conditions Period the Initial Deposit shall become non-refundable to Buyer and shall be released by Escrow Holder to Seller on the business day following the Approval Date, and (ii) within one (1) business day after the Approval Date Buyer shall place on deposit into the Escrow Account, the amount of One Hundred Fifty Thousand Dollars ($150,000.00) as the additional deposit (the "Additional Deposit"), which shall be immediately released by Escrow Holder to Seller. The Additional Deposit shall be non-refundable to Buyer; provided, however, the Initial Deposit and the Additional Deposit shall be refundable to Buyer if all of the Buyer's Closing Conditions (defined below) are not satisfied or otherwise waived by Buyer in accordance with the provisions of Section 4.3 of this Agreement. If Buyer fails to deliver the Additional Deposit into the Escrow Account strictly as and when contemplated herein, Seller shall have the rights provided under Section 5.1 below. The Initial Deposit and the Additional Deposit shall be applied to the Purchase Price at the Closing. The Initial Deposit and the Additional Deposit are collectively referred to herein as the "Deposits." No interest shall be payable on the Deposits from and after the release thereof to Seller.

         3. Purchase Price. The purchase price for the Property is Five Million Seven Hundred Forty-Seven Thousand Thirty-Six and No/100 Dollars ($5,747,036.00) (the "Purchase Price"), as such amount may be adjusted for prorations in accordance with the provisions of Section 13 below. At the Closing, the balance of the Purchase Price remaining after deduction for the Deposits and adjustment for prorations, shall be paid by Buyer to Seller in cash, in immediately available funds via wire transfer in accordance with
Section 4.2.2.1 below.

         4.       Conditions to Parties' Obligations.

                  4.1 Buyer's Pre-Closing Conditions. Buyer's obligations under this Agreement shall be subject to the satisfaction of or waiver by Buyer of the following described matters (collectively, the "Pre-Closing Conditions") on or before the earlier of (i) the time periods specified in each subsection below, or (ii) 5:00 p.m. (Pacific Time) on the Approval Date:

                           4.1.1    Title. Buyer has previously received a
preliminary title report for the Property, together with all documents evidencing exceptions to title referred to therein issued by Stewart Title of California, Inc. (the "Title Company") (the preliminary title report and the underlying documents thereto shall be collectively referred to herein as the "Title Report"). Seller, at Seller's sole cost, shall cause to be prepared and delivered to Buyer, not later than five (5) business days after the Agreement Date, a current ALTA survey (the "Survey") of the Real Property in form reasonably required by Title Company in order to issue the ALTA Policy (as defined in Section 14 hereof). Buyer shall have until five (5) business days after receipt of the Survey to either approve of the exceptions contained in the Title Report and the Survey and the other matters disclosed thereby, or to notify Seller in writing, specifying any exceptions or other matters to which Buyer objects ("Title Objection Notice"). Buyer's failure to timely deliver a Title Objection Notice shall be deemed to be Buyer's approval of the matters shown in or disclosed by the Title Report and the Survey. Seller shall have a period of three (3) business days after Seller's receipt of the Title Objection Notice (a) to remove or cure, or agree to remove or cure prior to the Closing, some or all of those exceptions or other matters to which Buyer has objected in the Title Objection Notice, and to inform Buyer of the same, or (b) to advise Buyer, in writing, that Seller will not agree to remove or cure some or all of those exceptions or other matters to which Buyer has objected in the Title Objection Notice; the foregoing election by Seller being at Seller's sole option and discretion ("Title Response Notice"). If Seller fails to timely deliver to Buyer the Title Response Notice, it shall be conclusively deemed that Seller has elected not to remove or cure any of those exceptions or other matters to which Buyer has objected as specified in the Title Objection Notice. If Seller advises Buyer in its Title Response Notice that it will not remove or cure or agree to remove or cure some or all of those exceptions or other matters to which Buyer has objected in the Title Objection Notice (or Seller is deemed to have so advised Buyer), then Buyer shall have until 5:00 p.m. (Pacific Time) on the date that is three (3) business days after the date upon which Buyer receives the Title Response Notice (or three (3) business days after the outside date for Seller to deliver the Title Response Notice if Seller does not timely deliver the same) to advise Seller, in writing, whether Buyer elects to waive such objections and proceed with the acquisition of the Property or to terminate this Agreement. Failure by Seller to remove or cure those specified exceptions or other matters which Seller has expressly agreed to remove or cure in the Title Response Notice within the specified period shall be deemed to be a failure of this condition, in which event the Agreement shall terminate, and the Deposits shall be returned to Buyer, and the parties shall have no further obligations hereunder except for Buyer's Surviving Obligations, unless Buyer withdraws its objections in writing. Notwithstanding the foregoing, on or prior to Closing Seller shall remove or cause to be removed those certain monetary liens or encumbrances affecting the Property which Seller has created, caused (e.g., judgment liens against Seller) or expressly permitted to exist other than current taxes and assessments.

                           4.1.2    Physical Inspections. Without any warranty
or representation as to the accuracy or thoroughness thereof or to the ability of Buyer to rely thereon, Seller previously has delivered to Buyer, to the extent in Seller's possession (i) a copy of an environmental [Phase 1] site assessment report with respect to an evaluation of Hazardous Materials (defined below) in, on or under the Property, (ii) an asbestos report with respect to any asbestos in the Real Property, and (iii) and ADA/Title 24 compliance report with respect to the Real Property. After Buyer has provided to Seller a certificate of insurance(s) evidencing Buyer's and Buyer's agents', consultants' and/or contractors' (as the case may be) procurement of a commercial general liability insurance policy as required herein, Seller shall permit Buyer and its authorized agents, consultants and contractors to enter upon the Property during reasonable business hours (provided, Buyer shall not interfere with or disturb Seller's operation or use of the Property) to make and perform such environmental evaluations, and other inspections and investigations of the physical condition of the Property. Buyer shall maintain, and shall ensure that its agents, consultants and contractors maintain, public liability and property damage insurance insuring against any liability arising out of any entry, tests or investigations of the Property pursuant to the provisions hereof. Such insurance maintained by Buyer and its consultants, agents and contractors (as applicable) shall be in the amount of One Million Dollars ($1,000,000.00) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The policy maintained by Buyer shall insure the contractual liability of Buyer covering the indemnities herein and shall (i) name the Seller and its manager (and their successors, assigns and affiliates) as additional insureds, (ii) contain a cross-liability provision, and (iii) contain a provision that "the insurance provided by Buyer hereunder shall be primary and non-contributing with any other insurance available to Seller." Buyer shall provide Seller with evidence of such insurance coverage prior to any entry, tests or investigations of the Property. The aforementioned insurance coverage may be obtained under a blanket policy carried by Buyer or its agents, consultants or contractors, as the case may be. Notwithstanding the foregoing, Buyer shall not be permitted to undertake any intrusive or destructive testing of the Property, including without limitation a "Phase II" environmental assessment, without in each instance first obtaining Seller's written consent thereto, which consent shall not unreasonably withheld. Prior to entering the Property (and on each and every occasion), Buyer shall deliver to Seller prior notice thereof (any verbal notice shall be where Buyer actually speaks with Peter Case of Seller and not a voicemail message) and shall afford Seller a reasonable opportunity to have a representative of Seller present to accompany Buyer while Buyer performs its evaluations, inspections, tests and other investigations of the physical condition of the Property. Prior to any entry to perform any necessary on-site inspections, tests or investigations, Buyer shall give Seller notice thereof (any verbal notice shall be where Buyer actually speaks with Peter Case of Seller and not a voicemail message), including the identity of the company or party(s) who will perform such inspections, tests or investigations and the proposed scope of the inspections, tests or investigations. Seller shall approve or disapprove any proposed inspections, tests or investigations and the party(s) performing the same within two (2) business days after receipt of such notice. Seller's failure to advise Buyer of its disapproval of any proposed inspections, tests or investigations and the party(s) performing the same within such two (2) business day period shall be deemed Seller's approval thereof, except to the extent said proposed inspections, tests or investigations relate to "Phase II" environmental matters, in which event Seller's failure to advise Buyer of its approval or disapproval of any proposed environmental inspections, tests or investigations and the party(s) performing the same within such two (2) business day period shall be deemed Seller's disapproval thereof. To the extent the same are not subject to any confidentiality requirements or restrictions precluding the same, Buyer shall promptly deliver to Seller copies of any reports relating to any inspections, tests or investigations of the Property performed by or on behalf of Buyer; provided, however, that Buyer shall not be deemed to have made any warranty or representation whatsoever as to the accuracy or thoroughness thereof or the ability of Seller to rely thereon. Buyer shall have until 5:00 p.m. (Pacific Time) on the Approval Date to notify

Seller in writing of its approval or disapproval of any such evaluations, inspections and investigations.

                           4.1.3    Contracts. Seller previously delivered to
Buyer for inspection by Buyer a copy of all service agreements, commission agreements, maintenance agreements, easement agreements, improvement agreements, license agreements, and other agreements related to or affecting the Property in Seller's possession and not included as part of the title documents delivered pursuant to Section 4.1.1 hereof (collectively, the "Contracts"). Except to the extent Seller desires to maintain any Contracts in effect during the term of the New Lease (as defined in Section 4.1.4 hereof), Seller shall cause all Contracts that are of the nature of service agreements and maintenance agreements to be terminated prior to Closing. Notwithstanding anything to the contrary contained above, Seller shall cause any leasing agreement or property management agreement with respect to the Property to be terminated prior to the Closing. In addition, Seller shall deliver to Buyer such other documents and materials with respect to the Property (as opposed to Seller itself or Seller's business) as are reasonably requested by Buyer provided the same are not proprietary or subject to any confidentiality requirement or restriction precluding such delivery.

                           4.1.4    New Lease. By the Approval Date, Buyer and
Seller shall have agreed upon the form of Seller's lease of the Property (the "New Lease"), which New Lease (and on the Closing Date, Buyer and Seller shall enter into the New Lease) shall contain, among other customary terms and conditions and business terms to which the parties agree, the following business terms: (a) the term of the New Lease shall commence upon the Close of Escrow and terminate on September 31, 2004; (b) Seller shall have one (1) option to renew the term of the New Lease for a period of sixty (60) days, which must be exercised by Seller by providing Buyer with written notice of such exercise (at the address set forth in the New Lease) at least ninety (90) days prior to the expiration of the initial term of the New Lease; (c) the New Lease shall have a rental rate of $.62 per square foot per month (based upon a square footage of 76,482) and Seller shall pay all expenses for the operation of the Project, including, without limitation, taxes, insurance, utilities, but expressly excluding mechanical and capital repairs except as otherwise set forth in the Lease; and (d) Seller shall not have the right to assign its interests in the New Lease or to sublease the Property or a portion thereof to any third party. The foregoing shall be a condition for Seller's and Buyer's benefit.

                  4.2      Closing Conditions.

                           4.2.1    Buyer's Closing Conditions. Buyer's
obligation to consummate the purchase of the Property shall be subject to the satisfaction or waiver by Buyer of the following conditions (collectively, the "Buyer's Closing Conditions"):

                                    4.2.1.1  Seller's Delivery of Closing
Documents. Seller shall have delivered to Escrow Holder or Buyer, as appropriate, all of the documents referred to in Section 6.4.1 below.

\
                                    4.2.1.2  No Default. Seller shall not be in
default of its obligations hereunder.

                                    4.2.1.3  Delivery of Title Policy. At the
Closing, the Title Company shall be irrevocably committed to issue to Buyer the ALTA Policy (defined below). The ALTA Policy shall not include any title exceptions which Seller has notified Buyer, in writing, it has agreed to remove or cure prior to the Closing in accordance with the provisions of Section 4.1.1 hereof.

                                    4.2.1.4  Representations. Seller's
representations contained in Section 25 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

                           4.2.2    Seller's Closing Conditions. Seller's
obligation to consummate the sale of the Property is conditioned upon the satisfaction or Seller's written waiver on or prior to the Closing Date of the following conditions (collectively, the "Seller's Closing Conditions"):

                                    4.2.2.1  Balance of Purchase Price. Not
later than the Closing Date, Buyer shall deliver into the Escrow Account (for payment to Seller), in immediately available funds, cash in an amount of the balance of the Purchase Price remaining after deduction for the Deposits plus or minus the costs, expenses and prorations required to be paid by Buyer and Seller hereunder.

                                    4.2.2.2  No Default. Buyer shall not be in
default of its obligations hereunder.

                                    4.2.2.3  Buyer's Delivery of Closing
Documents. Each of the documents required to be delivered by Buyer pursuant to
Section 6.4.2 shall have been timely delivered as provided therein.

                                    4.2.2.4 Representations. All of Buyer's
representations and warranties contained herein shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

                  4.3 Failure of Conditions. In the event that any or all of the Pre-Closing Conditions are not satisfied or waived within the applicable time periods specified in Section 4.1 above, then Buyer may terminate this Agreement by delivering written notice thereof to Seller on or before the expiration of said time periods. If Buyer timely elects to terminate this Agreement as provided in the preceding sentence, the Initial Deposit shall be returned to Buyer and neither Buyer nor Seller shall have any further liability or obligation to each other, except for the indemnities contained in Sections 4.4, 15 and 24. Notwithstanding anything to the contrary contained herein if Buyer terminates this Agreement for failure of a Pre-Closing Condition or for any other reason, Buyer shall deliver to Seller a copy of all materials, tests, audits, surveys, reports, studies and the results of any and all investigations and inspections conducted by Buyer (excluding any proprietary materials) (collectively, the "Buyer's Documents") and Buyer shall also return to Seller any and all documents, agreements, reports and other materials given to Buyer by or on behalf of Seller (collectively, the "Seller's Documents") (the Buyer's Documents and the Seller's Documents are collectively referred to herein as the "Due Diligence Materials") within ten (10) days after such termination of this Agreement. The foregoing covenants of Buyer shall survive any such termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with Section 4.1 above, (i) the Initial Deposit shall become non-refundable to Buyer subject to the satisfaction or waiver of the Buyer's Closing Conditions (and shall be released to Seller as provided in Section 2.2 above), and (ii) within one (1) business day after the Approval Date, Buyer shall deposit into the Escrow Account, the Additional Deposit which shall also become non-refundable to Buyer subject to the satisfaction or waiver of the Buyer's Closing Conditions (and shall be released to Seller as provided in Section 2.2 above). The funding by Buyer of the Additional Deposit shall conclusively constitute Buyer's approval of each and every aspect of the Property as well as of the Pre-Closing Conditions. If the Pre-Closing Conditions are satisfied or waived by Buyer but any or all of the Buyer's Closing Conditions are not satisfied or waived by Buyer on or before the date established for the Closing, then Buyer shall notify Seller in writing of those Buyer's Closing Conditions which have not been satisfied or otherwise waived by Buyer. If the Buyer's Closing Condition in question is either of those conditions specified in Sections 4.2.1.3 or 4.2.1.4 and Seller is not in any material manner responsible for the deviation or failure of such Buyer's Closing Condition, then Buyer may elect to terminate this Agreement by delivering written notice thereof to Seller, in which event Seller shall promptly cause the return to Buyer of the Deposits, and the parties shall have no further obligations hereunder except for the obligations hereunder which expressly survive the termination hereof. If the Buyer's Closing Condition in question is any other condition other than either of the conditions specified in Sections 4.2.1.3 or 4.2.1.4 (or if the Closing Condition in question is either of the conditions specified in Sections 4.2.1.3 or 4.2.1.4 and Seller is in any material manner responsible for the deviation or failure of such condition), then (1) Buyer may pursue the remedies available to it pursuant to
Section 5.2 below, or (2) Buyer may elect to waive the Buyer's Closing Condition(s) in question and proceed with the purchase of the Property. If any of the Seller's Closing Conditions are not satisfied or otherwise waived by Seller prior to the Closing Date, then (1) Seller may pursue the remedies available to it pursuant to Section 5.1 below, or (2) Seller may elect to waive the Seller's Closing Condition(s) in question and proceed with the sale of the Property.

                  4.4 Investigations Indemnity. Buyer shall keep the Property free from all liens and shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller and each of the parties comprising Seller and each of their members, officers, trustees, employees, representatives, agents, lenders, related and affiliated entities, successors and assigns harmless from and against any and all claims, demands, liabilities, judgments, penalties, losses, costs, damages, and expenses (including, without limitation, attorneys' and experts' fees and costs) relating to or arising in any manner whatsoever from any studies, evaluations, inspections, investigations or tests made by Buyer or Buyer's agents or representatives relating to or in connection with the Property, or entries by Buyer or its agents or representatives in, on or about the Property. Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Buyer under this Section 4.4 shall not include any loss incurred by Seller solely as the result of Buyer's discovery (as opposed to exacerbation, for which Buyer shall be responsible) of an existing condition with respect to the Property, and (ii) shall survive any termination of this Agreement. In addition to the foregoing indemnity, if there is any damage to the Property caused by Buyer's and/or its agents' or representatives' entry in or on the Property, Buyer shall immediately restore the Property substantially to the same condition existing prior to Buyer's and its agents' or representatives' entry in, on or about the Property. The term

"Hazardous Materials" as used in this Agreement shall mean and refer to (a) any hazardous or toxic wastes, materials or substances, or chemicals, and other pollutants or contaminants, which are or become regulated by applicable local, state, regional and/or federal orders, ordinances, statutes, rules, regulations (as interpreted by judicial and administrative decisions) and laws; (b) asbestos, asbestos-containing materials or urea formaldehyde; (c) polychlorinated biphenyls; (d) flammables, explosive, corrosive or radioactive materials; (e) medical waste and biochemicals; and (f) gasoline, diesel, petroleum or petroleum by-products.

         5.       Remedies/Liquidated Damages.

                  5.1 Buyer's Default. IF THE PURCHASE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT IS NOT CONSUMMATED BY REASON OF ANY DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY SELLER AS A RESULT OF SUCH DEFAULT BY BUYER, AND AGREE THAT THE DEPOSITS (INCLUDING ALL INTEREST) AND THE DELIVERY TO SELLER BY BUYER OF THE DUE DILIGENCE MATERIALS IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT BUYER BREACHES THIS AGREEMENT, THE DEPOSITS (INCLUDING ALL INTEREST), THE PAYMENT BY BUYER OF ALL ESCROW CANCELLATION CHARGES AND FEES, AND THE DELIVERY TO SELLER BY BUYER OF THE DUE DILIGENCE MATERIALS SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF SELLER, AND SHALL BE PAID BY BUYER TO SELLER AND THE TITLE COMPANY AS SELLER'S SOLE AND EXCLUSIVE REMEDY. SELLER AGREES TO WAIVE ALL OTHER REMEDIES AGAINST BUYER WHICH SELLER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY BUYER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT (I) BUYER'S OBLIGATIONS TO PAY TO SELLER ALL ATTORNEYS' FEES AND COSTS OF SELLER TO ENFORCE THE PROVISIONS OF THIS
SECTION 5.1 AND/OR BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 4.4 AND 15 HEREOF, (II) BUYER'S INDEMNITY OBLIGATIONS UNDER SECTIONS 4.4 AND 15 HEREOF, OR
(III) THE ABILITY AND RIGHT OF SELLER TO ENFORCE SUCH INDEMNITIES. THE PAYMENT OF THE DEPOSITS (INCLUDING ALL INTEREST) AND THE DELIVERY TO SELLER BY BUYER OF THE DUE DILIGENCE MATERIALS AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

                  SELLER'S INITIALS:_______ BUYER'S INITIALS:________

                  5.2 Seller's Default. IF THE SALE OF THE PROPERTY AS PROVIDED IN THIS AGREEMENT IS NOT CONSUMMATED BY REASON OF ANY DEFAULT OF SELLER, BUYER MAY EITHER (I) PROCEED AGAINST SELLER BY BRINGING AN ACTION FOR SPECIFIC PERFORMANCE UNDER THIS AGREEMENT WITHOUT ANY RIGHT TO SEEK DAMAGES OF ANY KIND OR NATURE (WHICH ACTION FOR SPECIFIC PERFORMANCE SHALL BE BROUGHT (IF AT ALL) NO LATER THAN SIXTY

(60) DAYS AFTER SUCH DEFAULT BY SELLER AND SHALL BE DILIGENTLY PROSECUTED BY BUYER TO COMPLETION), OR (II) TERMINATE THIS AGREEMENT, IN WHICH EVENT THE DEPOSITS SHALL BE RETURNED TO BUYER, SELLER SHALL REIMBURSE BUYER FOR ITS THIRD-PARTY, OUT-OF-POCKET EXPENSES AND COSTS ACTUALLY AND REASONABLY INCURRED IN CONNECTION WITH THE NEGOTIATION AND CONSUMMATION OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES) IN AN AMOUNT NOT TO EXCEED $50,000, AND BUYER SHALL PROMPTLY DELIVER TO SELLER THE DUE DILIGENCE MATERIALS. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY BUYER AS A RESULT OF SUCH MATERIAL DEFAULT BY SELLER, AND AGREE THAT THE REMEDY SET FORTH IN CLAUSE (II) ABOVE IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT SELLER BREACHES THIS AGREEMENT, AND BUYER ELECTS NOT TO EXERCISE THE REMEDY SET FORTH IN CLAUSE (I) ABOVE BUT INSTEAD ELECTS THE REMEDY SET FORTH IN CLAUSE (II) ABOVE, SUCH SUMS SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF BUYER WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST SELLER WHICH BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY SELLER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT (I) SELLER'S OBLIGATIONS TO PAY TO BUYER ALL ATTORNEYS' FEES AND COSTS OF BUYER TO ENFORCE THE PROVISIONS OF THIS SECTION 5.2 AND/OR SELLER'S INDEMNITY OBLIGATIONS UNDER SECTION 15 HEREOF, (II) SELLER'S INDEMNITY OBLIGATIONS UNDER SECTION 15 HEREOF, OR (III) THE ABILITY AND RIGHT OF BUYER TO ENFORCE SUCH INDEMNITY.

                  SELLER'S INITIALS:________ BUYER'S INITIALS:________

         6.       Closing and Escrow.

                  6.1 Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit a copy of an executed counterpart of this Agreement with Escrow Holder and this instrument shall serve as the instructions to Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

                  6.2 Date of Closing. Unless otherwise agreed to in writing by the parties or extended as expressly provided in this Agreement, the closing of escrow ("Closing") shall occur on or before February 17, 2004 (the "Closing Date"), with time being of the essence. Such Closing Date may not be accelerated or extended without the prior written approval of both

Seller and Buyer, except as otherwise expressly provided in this Agreement. In the event the Closing does not occur on or before the Closing Date, then, subject to the provisions of Section 5.1 above with respect to the Deposits, the Escrow Holder shall, unless it is notified by both parties to the contrary within three (3) days prior to the actual date on which the Closing occurs, return to the depositor thereof items which may have been deposited hereunder. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

                  6.3 Conveyance. At Closing, Seller shall convey to Buyer fee simple title to the Property, by means of a grant deed in substantially the form of Exhibit D attached hereto and made a part hereof ("Grant Deed"), subject to the New Lease, all applicable laws, rules, regulations, codes, ordinances and orders, those title exceptions and survey matters approved (or deemed approved) by Buyer in accordance with the provisions of Section 4.1.1 and any title exceptions caused by Buyer, its agents, representatives or employees, all real estate taxes and assessments for the then applicable tax fiscal year in which the Closing occurs, and general real estate taxes and assessments for subsequent years not yet due and payable. The Closing shall mean the date that the Grant Deed is recorded in the official records of San Diego County, possession of the Property is delivered to Buyer, and Buyer fulfills all of its obligations hereunder.

                  6.4      Closing Documents.

                           6.4.1    Seller's Closing Documents. Not later than
one (1) business day prior to the Closing Date, in addition to the Grant Deed, Seller shall deliver to Buyer, or Escrow Holder for delivery to Buyer, all of the following documents: (i) three (3) counterparts of the New Lease, duly executed by Seller; (ii) three (3) counterparts of the Assignment and Assumption of Intangibles in substantially the form attached hereto as Exhibit C, duly executed by Seller; and (iii) a certificate of non-foreign status in accordance with the requirements of Internal Revenue Code Section 1445, as amended (the "FIRPTA Certificate") and a California Form 593-W with respect to the Property, each duly executed by Seller; and (iv) such other documents and instruments as may be reasonably required by Title Company to consummate the transaction contemplated herein. Seller's timely making and delivery of the aforesaid documents and information shall be a condition precedent to Buyer's obligations under this Agreement. Time is of the essence with respect hereto.

                           6.4.2    Buyer's Closing Payments and Documents. Not
later than one (1) business day prior to Closing Date, and in addition to Buyer's payment to Seller of the Purchase Price, Buyer shall deliver to Seller or Escrow Holder for delivery to Seller, as applicable, the following: (i) three
(3) counterparts of the New Lease, duly executed by Buyer; (ii) three (3) counterparts of the Bill of Sale and Assignment and Assumption of Intangibles in substantially the form attached hereto as Exhibit C, duly executed by Buyer; and
(iii) such other documents and instruments as may be reasonably required by Title Company to consummate the transaction contemplated herein. Buyer's timely making and delivery of the aforesaid funds, documents and information shall be a condition precedent to Seller's obligations under this Agreement. Time is of the essence with respect hereto.

         7.       Interim Agreements.

                  Not later than two (2) business days prior to becoming legally bound with respect to any new agreement, lease, Contract or modification of any agreement that will result in a lien or encumbrance on, or otherwise affect, the Property and that will survive Closing, Seller shall consult with and seek the consent of Buyer, and shall provide reasonable detail to Buyer with respect thereto, including, at Buyer's request, copies of the relevant documentation. Any consent to be given by Buyer pursuant to this Section 7.1 shall not, prior to the Approval Date, be unreasonably withheld, conditioned or delayed and shall be deemed granted if Buyer does not respond in writing to Seller's request for said consent within two (2) business days thereafter. After the Approval Date, Buyer may withhold its consent to any such new agreement or modification in its sole and absolute discretion.

         8. Seller's Maintenance of the Property. Between the Agreement Date and the Closing Date, Seller shall (i) maintain the Property in substantially the same manner as prior hereto in accordance with Seller's normal course of business, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Property by casualty or other causes or events beyond the control of Seller; provided, however, that such Seller's maintenance obligations under this Section 8 shall not include any obligation to make capital expenditures or any other expenditures not incurred in Seller's normal course of business; and (ii) continue to maintain its existing insurance coverage. Notwithstanding the foregoing, prior to Closing Seller shall cause the existing mezzanine racking system in the 2793 Loker Avenue building of the Improvements to be removed and shall repair all damage resulting from such removal.

         9. Casualty and Condemnation. In the event there is any damage to the Real Property or destruction of any improvement thereon or condemnation of any portion of the Property after the Agreement Date, Buyer shall be required to purchase the Property with a credit against the Purchase Price otherwise due hereunder equal to the amount of any insurance proceeds or condemnation awards actually collected by Seller prior to the Closing as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible or any uninsured amount or retention, less any sums expended by Seller prior to the Closing for the restoration or repair of the Property. Seller agrees that it will maintain its present casualty insurance policy with respect to the Property in full force and effect until the Closing. If the insurance proceeds or condemnation awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums it expended prior to the Closing for the restoration or repair of the Property.

         Notwithstanding the foregoing, if the Property shall be damaged or destroyed by a casualty or shall be condemned, to the extent that the cost of repair or restoration to substantially the same condition existing prior to such casualty (or, in the case of a condemnation, the value of the Property or portion thereof so condemned) would exceed an amount equal to Five Hundred Thousand Dollars ($500,000.00), then Seller shall give Buyer prompt notice thereof and the Buyer may, at its option to be exercised by delivery of written notice to Seller within five (5) business days of Seller's notice to the Buyer of the occurrence of such casualty or condemnation, elect not to purchase the Property under this Agreement. If Buyer so duly elects not to purchase the Property, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement other than those expressly stated to survive the termination of this Agreement. Any dispute as to the costs of such repair or restoration or value of a condemned portion of the Property shall be referred to a licensed architect jointly selected by Buyer and Seller for resolution, and the determination of such architect, which shall be made within a period of twenty (20) days after such submittal by the parties, shall be final, conclusive and binding on the parties. If the parties shall fail to agree upon the identity of such architect within five (5) business days after either party has notified the other of its choice of architect, then either party may at any time thereafter apply to a court of competent jurisdiction to appoint immediately such architect. The fees and expenses of such architect shall be paid equally by Buyer and Seller, and the parties shall cooperate with such architect by providing such information as such architect may reasonably require to resolve the dispute. If Buyer does not elect, in writing, not to purchase the Property, Buyer shall be obligated to consummate the purchase of the Property as required by the terms hereof.

         10. Limited Liability. Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, related and affiliated entities, successors and assigns (collectively, the "Buyer Parties") hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller, have any personal liability under this Agreement, or to any of Buyer's creditors, or to any other party in connection with the Property.

         11. Release. Buyer on its own behalf and on behalf of each of the Buyer Parties hereby agrees that, except for any liability of Seller for a breach of the express representations of Seller in Section 25 below, each of Seller, Seller's partners or members, as the case may be, and each of their partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliated and related entities, heirs, successors and assigns (collectively, the "Releasees") shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, attorneys' fees, consultants' fees and costs and experts' fees (collectively, the "Claims") with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, (ii) any patent or latent defects or deficiencies with respect to the Property, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, and (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property. Except for any liability of Seller for a breach of the express representations of Seller in Section 25 below, Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Sections 9601 et seq. and California Health and Safety

Code Sections 25300 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above and expressly waives the provisions of Section 1542 of the California Civil Code which provides:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR"

and all similar provisions or rules of law. Except for any liability of Seller for a breach of the express representations of Seller in Section 25 below, Buyer elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown by Buyer. In this connection and to the greatest extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that, subject to any liability of Seller for a breach of the express representations of Seller in Section 25 below, Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance hereunder. Without limiting the foregoing, if Buyer is notified in writing of (a) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (b) any breach or inaccuracy in any representation of Seller made in this Agreement, and Buyer nonetheless elects to proceed to Closing, then, upon the consummation of the Closing, Buyer shall be conclusively deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller or hereunder with respect thereto. Notwithstanding anything to the contrary herein (i) Seller shall not have any liability whatsoever to Buyer with respect to any matter disclosed to Buyer in writing prior to the Closing Date; and (ii) none of the Releasees other than Seller shall have any liability whatsoever under this Agreement or with respect to the Property.

         Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 11. Seller and Buyer have each initialed this Section 11 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this
Section 11 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

         INITIALS:         SELLER:  ___________      BUYER:  ___________

         Notwithstanding anything in this Section 11 to the contrary, the releases contained herein are not intended to and do not include (i) any claims arising from a breach of Seller's representations or warranties set forth in
Section 25 below, (ii) any obligation or other covenant of Seller under this Agreement which by its terms survives the Closing, or (iii) any claim based upon a breach of contract by Seller, a personal injury or any actual release of any Hazardous Materials by Seller (as opposed to the mere existence of any Hazardous Materials in, on or under the Property that are not released by Seller) brought by a third-party (private or governmental) against Buyer alleging loss or seeking equitable or any other relief as to matters, acts or omissions occurring, arising or accruing prior to the Closing Date.

         12.      AS-IS Condition of Property.

                  12.1 Buyer specifically acknowledges, represents and warrants that prior to Closing, it and its agents and representatives will have thoroughly inspected the Property and observed the physical characteristics and condition of the Property. Notwithstanding anything to the contrary contained in this Agreement, Buyer further acknowledges and agrees that Buyer is purchasing the Property subject to all applicable laws, rules, regulations, codes, ordinances and orders. Subject to any liability of Seller for a breach of the express representations of Seller in Section 25 below, by Buyer purchasing the Property and upon the occurrence of the Closing, Buyer waives any and all right or ability to make a claim of any kind or nature against any of the Releasees for any and all deficiencies or defects in the physical characteristics and condition of the Property which would be disclosed by such inspection and expressly agrees to acquire the Property with any and all of such deficiencies and defects and subject to all matters disclosed by Seller herein or in any separate writing with respect to the Property. Buyer further acknowledges and agrees that except for any representations expressly made by Seller in Section 25 of this Agreement neither Seller or any of Seller's employees, agents or representatives have made any representations, warranties or agreements by or on behalf of Seller of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matters concerning the Property, the condition of the Property, the size (including square footage) of the Real Property, the size (including square footage) of the Improvements , the present use of the Property or the suitability of Buyer's intended use of the Property. Buyer hereby acknowledges, agrees and represents that, subject to any liability of Seller for a breach of the express representations of Seller in Section 25 below, the Property is to be purchased, conveyed and accepted by Buyer in its present condition, "AS IS", "WHERE IS" AND WITH ALL FAULTS, and that no patent or latent defect or deficiency in the condition of the Property whether or not known or discovered, shall affect the rights of either Seller or Buyer hereunder nor shall the Purchase Price be reduced as a consequence thereof. Any and all information and documents furnished to Buyer by or on behalf of Seller relating to the Property shall be deemed furnished as a courtesy to Buyer but without any warranty of any kind from or on behalf of Seller. Buyer hereby represents and warrants to Seller that Buyer has performed an independent inspection and investigation of the Property and has also investigated and has knowledge of operative or proposed governmental laws and regulations including without limitation, land use laws and regulations to which the Property may be subject. Buyer further represents that, except for any representations expressly made by Seller in Section 25 of this Agreement, it shall acquire the Property solely upon the basis of its independent inspection and investigation of the Property, including without limitation, (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, or whether the Real Property lies within a special flood hazard area, an area of potential flooding, a very high fire hazard severity zone, a wildland fire area, an earthquake fault zone or a seismic hazard zone, (ii) the dimensions or lot size of the Real Property or the square footage of the Improvements thereon, (iii) the development or income potential, or rights of or relating to, the Real Property or its use, habitability, merchantability, or fitness, or the suitability, value or adequacy of such Real Property for any particular purpose, (iv) the zoning or other legal status of the Real Property or any other public or private restrictions on the use of the Real Property, (v) the compliance of the Real Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or regulatory agency or authority or of any other person or entity (including, without limitation, the Americans With Disabilities Act), (vi) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for Buyer's intended use or development of the Real Property, (vii) the presence or absence of Hazardous Materials on, in, under, above or about the Real Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements, (ix) the condition of title to the Real Property, (x) any agreements affecting the Real Property or the intentions of any party with respect to the negotiation and/or execution of any agreement with respect to the Real Property, (xi) Seller's ownership of the Property or any portion thereof, or (xii) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the Real Property. Without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that Buyer is not relying on any representation or warranty of Seller, nor any member partner, officer, employee, attorney, property manager, agent or broker of Seller, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Buyer except as expressly provided in Section 25 below. Buyer further acknowledges and agrees that Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to the Seller or any member, partner, officer, employee, attorney, property manager, agent or broker of Seller.

                           Seller's Initials:___________Buyer's Initials:_____

                  12.2 Any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that, subject to the provisions of Section 8 above, there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property or to cure any violations of law or to comply with the requirements of any insurer. Buyer is solely responsible for obtaining any certificate of occupancy or any other approval or permit necessary for transfer or occupancy of the Property and for any repairs or alterations necessary to obtain the same, all at Buyer's sole cost and expense. The provisions of this Section 12 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

         13. Prorations. Without affecting Seller's obligations under the New Lease, real property taxes and assessments, water, sewer and utility charges, and other expenses normal to the operation and maintenance of the Property shall be prorated as of and through the Closing Date on the basis of a 365-day year. In the event that as of the Closing the actual tax bills for the year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates and assessed valuation of the previous year, with known changes, shall be used, and when the actual amount of taxes and assessments for the year or years in question shall be determinable, then such taxes and assessments will be reprorated between the parties outside of Escrow to reflect the actual amount of such taxes and assessments. The provisions of this Section 14 shall survive the Closing.

         14. Closing Costs. Except as expressly set forth herein, all costs associated with the transfer of title and the associated escrow shall be in accordance with the customary practices in San Diego County. Seller shall pay
(i) one-half (-1/2) of the escrow fee charged by Escrow Holder, (ii) the cost of any and all documentary county transfer taxes, and (iii) the premium charged by the Title Company for the CLTA portion of the ALTA Policy (excluding any endorsements thereto). At Closing, Buyer shall obtain from the Title Company an ALTA Owner's Policy of Title Insurance (Form 1970, Amended 10-17-70)) (the "ALTA Policy"). At Closing, Buyer shall pay (i) one-half (-1/2) of the escrow fee charged by Escrow Holder, and (ii) the cost of any and all costs and incremental premiums or other charges related to the ALTA Policy (including all endorsements thereto) in excess of the cost of the CLTA portion thereof. Each party shall be solely responsible for its own legal fees and costs.

         15. Brokers. Seller and Buyer respectively represent that there are no brokers or other intermediaries entitled to receive brokerage commissions or fees or other compensation out of or with respect to the sale of the Property, except for Cushman and Wakefield of California, Inc. ("Broker"). At Closing, and only if the Closing actually occurs, Seller shall pay to the Broker a brokerage commission, the amount of which shall be as specified in separate agreements between Seller and the Broker. Seller and Buyer shall indemnify and save and hold each other harmless from and against all claims, suits, damages and costs incurred or resulting from the claim of any person, except the Broker (payment of the Broker being Seller's responsibility), that a commission, fee or remuneration is due in connection with this transaction pursuant to an agreement made with said claimant. The provisions of this Section 15 shall survive the Closing or any termination of this Agreement.

         16. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by U.S. mail, registered or certified, return receipt requested, postage prepaid, or by overnight delivery service showing receipt of delivery, or by personal delivery, or by facsimile transmission (provided a copy is concurrently sent by another method identified above). Such notices shall be sent to the parties at the following addresses, or such other address as may otherwise be indicated by any such party in writing.

                  If to Seller:             Ashworth, Inc.
                                            2765 Loker Avenue West
                                            Carlsbad, CA 92008
                                            Attention:  Mr. Peter Case
                                            Phone number: (760) 929-4640
                                            Facsimile number: (760) 476-8440
                  with a copy to:       Allen Matkins Leck Gamble & Mallory LLP
                                        12348 High Bluff Drive, Suite 100
                                        San Diego, California  92130-3546
                                        Attention: Thomas B. Crosbie, Esq.
                                        Phone number: 858-481-5055
                                        Facsimile number: 858-481-5028

                  If to Buyer:          c/o Layton-Belling & Associates, LLC
                                        4440 Von Karman Avenue, Suite 150

                                        Newport Beach, California 92660
                                        Attention: Steven R. Layton
                                        Phone number: (949) 833-0400
                                        Facsimile number: (949) 955-9325

                  with a copy to:       Orrick, Herrington & Sutcliffe LLP
                                        777 South Figueroa Street. Suite 3200
                                        Los Angeles, California 90017
                                        Attention: Richard C. Mendelson, Esq.
                                        Phone number: (213) 629-2020
                                        Facsimile number: (213) 612-2499

Notices as aforesaid shall be effective upon the earlier of actual receipt, or twenty-four (24) hours after deposit with the messenger or delivery service, or the next business day after delivery to an overnight delivery service, or within three (3) days after the deposit in the U.S. mail, or upon confirmation of transmission by facsimile, or when receipt is refused.

         17. Entire Agreement. This Agreement constitutes the entire understanding of the parties and all prior agreements, representations, and understandings between the parties, whether oral or written, are deemed null and void, all of the foregoing having been merged into this Agreement. The parties acknowledge that each party and/or its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Agreement or any amendments or exhibits to this Agreement or any document executed and delivered by either party in connection with this Agreement.

         18. Assignment. Buyer may not assign its rights, obligations and interest in this Agreement to any other person or entity other than a "Permitted Assignee" (defined below), without first obtaining Seller's prior written consent thereto, which consent may be given or withheld in Seller's sole and absolute discretion. Seller's prior consent shall not be required in connection with any assignment to a Permitted Assignee. Except as provided below with respect to a Permitted Assignment, any assignment by Buyer shall not relieve Buyer from any liability or its obligations under or in connection with this Agreement. Any attempted assignment not in compliance with the provisions of this Section 18 shall be null and void. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns. As used herein, a "Permitted Assignee" shall mean any corporation, partnership, limited liability company or other entity controlled by, under common control with, or which controls, Buyer or another entity in which Buyer is a member, partner, shareholder or manager. Provided that the Permitted Assignee of Buyer shall assume, in writing, all of Buyer's obligations and liabilities hereunder (and a copy of such written assignment and assumption agreement shall be delivered to Seller prior to the Closing), then Buyer shall, upon such assignment and assumption and the consummation of the Closing, be released from any and all obligations and liabilities hereunder.

         19. Severability. If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement and to the extent any provision of this Agreement is not determined to be unenforceable, such provision, or portion thereof, shall be, and remain, in full force and effect.

         20. California Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

         21. Modifications/Survival. Any and all exhibits attached hereto shall be deemed a part hereof. This Agreement, including exhibits, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property, including without limitation, that certain letter of intent dated October 24, 2003. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either expressed or implied, except as may expressly be set forth herein. Any and all future modifications of this Agreement will be effective only if it is in writing and signed by the parties hereto. The terms and conditions of such future modifications of this Agreement shall supersede and replace any inconsistent provisions in this Agreement.

         22. Confidentiality. Buyer agrees that, (a) except as otherwise provided or required by valid law, (b) except to the extent Buyer considers such documents or information reasonably necessary to prosecute and/or defend any claim made with respect to the Property or this Agreement, and (c) except to the extent deemed necessary by Buyer, in its sole and absolute discretion, to deliver such documents or information to Buyer's employees, paralegals, attorneys and/or consultants in connection with Buyer's evaluation of this transaction, (i) Buyer and Buyer's agents, consultants, representatives, attorneys, employees, successors and assigns (collectively, the "Buyer's Representatives"), shall use reasonable efforts to keep the contents of any materials, reports, documents, data, test results, and other information related to the transaction contemplated hereby, including without limitation, the Due Diligence Materials and all information regarding Buyer's acquisition or ownership of the Property strictly confidential, (ii) Buyer and Buyer's Representatives shall keep and maintain the contents of this Agreement, including without limitation, the amount of consideration being paid by Buyer for the Property strictly confidential, and (iii) Buyer and Buyer's Representatives shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller. Buyer acknowledges that significant portions of the Due Diligence Materials are proprietary in nature and that Seller would suffer significant and irreparable harm in the event of the misuse or disclosure of the Due Diligence Materials. Without affecting any other rights or remedies that either party may have, Buyer acknowledges and agrees that Seller shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any breach, threatened breach or anticipatory breach of the provisions of this
Section 22 by

Buyer or any of Buyer's Representatives. The provisions of this Section 22 shall survive any termination of this Agreement but shall not survive the Closing.

         23. Counterparts. This Agreement may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. Buyer and Seller agree that the delivery of an executed copy of this Agreement by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered.

         24. Dispute Costs. In the event any dispute between the parties with respect to this Agreement result in litigation or other proceeding, the prevailing party shall be reimbursed by the party not prevailing in such proceeding for all reasonable costs and expenses, including, without limitation, reasonable attorneys' and experts' fees and costs incurred by the prevailing party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any. The provisions of this
Section 24 shall survive any termination of this Agreement or the Closing.

         25. Seller's Representations. Seller hereby represents to Buyer that the following matters are true and correct as of the date of execution of this Agreement and shall, except as otherwise disclosed in writing by Seller to Buyer, be true and correct as of the Closing:

                  25.1 Seller is a Delaware corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware.

                  25.2 This Agreement and all documents executed by Seller that are to be delivered to Buyer at Closing (i) are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, (ii) do not, and at the time of Closing will not, violate any provision of any judicial order to which Seller is a party or to which Seller or the Property is subject and (iii) constitute (or in the case of closing documents will constitute) a valid and legally binding obligation of Seller. Seller has full and complete power and authority to enter into this Agreement and, to perform its obligations hereunder. Seller hereby further represents and warrants to Buyer that Seller is not presently the subject of a bankruptcy, insolvency or probate proceeding and Seller does not anticipate nor intend to file or cause to be filed any bankruptcy or insolvency proceeding involving Seller or Seller's assets during the pendency of this Agreement.

                  25.3 Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code, as amended.

                  25.4 Seller has not been served with respect to any pending actions, suits, arbitrations, claims or proceedings, at law, in equity or otherwise, affecting, all or any portion of the Property or in which Seller is a party by reason of Seller's ownership of the Property, including but not limited to, judicial, municipal or administrative proceedings in eminent domain, noticed alleged building code violations, health and safety violations, federal, state or local agency action regarding environmental matters, federal environmental protection agency or zoning violations, personal injuries or property damages alleged to have occurred at the Property or by reason of the condition or use of or construction on the Property.

                  25.5 To Seller's knowledge, and except as otherwise disclosed in writing to Buyer, Seller has received no written notice alleging that any aspect of the use, operation or development of the Property is in violation of (i) any applicable laws, ordinances or restrictions, (ii) any judicial or administrative action, or (iii) any recorded restrictions.

                  25.6 Seller has delivered to Buyer copies of all Contracts that will survive Closing and to which Seller is a party or which are in Seller's possession and, to Seller's knowledge, there are no other Contracts that will survive Closing other than those disclosed in the Title Report. To Seller's knowledge, the copies of the Contracts delivered to Buyer are true, correct and complete.

                  25.7 Except for the New Lease, there are no leases, licenses or other occupancy agreements affecting the Property.

                  25.8 Except as expressly set forth in the New Lease, there are no leasing commissions due or payable pursuant to or in connection with the execution of the New Lease with respect to any broker claiming under Seller.

                  25.9 Peter Case and Keith Almryde are the representatives or employees of Seller who are most knowledgeable with respect to the Property.

         Where a representation or warranty is limited to the knowledge of Seller or the knowledge of Seller is referred to herein, such representation or warranty or reference is deemed to be limited to the current, actual knowledge, without independent investigation or inquiry, of Peter Case and Keith Almryde. The representations, warranties and indemnities of Seller set forth in this
Section 25 and in any Exhibits to this Agreement shall survive the Closing and continue until one (1) year after the Closing and shall automatically lapse and become null and void after said one (1) year period, and Buyer shall thereafter be barred from bringing or asserting any claim against Seller by reason of a breach of any of such representations or warranties by Seller unless prior to the expiration of such time period, such claim is asserted in writing delivered to Seller specifying the alleged breach.

         26. Buyer's Representations. Buyer hereby represents and warrants to Seller that Buyer is a corporation, duly formed, validly existing and in good standing under the laws of the State of California. Buyer further represents and warrants that this Agreement and all documents executed by Buyer that are to be delivered to Seller at Closing (a) are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer, (b) do not, and at the time of Closing will not, violate any provision of any judicial order to which Buyer is a party or to which Buyer is subject and (c) constitute (or in the case of closing documents will constitute) a valid and legally binding obligation of Buyer. Buyer further represents and warrants to Seller that Buyer has full and complete power and authority to enter into this Agreement and to perform its obligations hereunder. Buyer hereby further represents and warrants to Seller that (i) Buyer is not presently the subject of a bankruptcy, insolvency or probate proceedings and Buyer does not anticipate nor intend to file or cause to be filed any bankruptcy or insolvency proceeding involving Buyer or Buyer's assets during the pendency of this Agreement, (ii) Buyer is a sophisticated investor with substantial experience in investing in assets of the same type as the Property and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Property,
(iii) Buyer is represented by competent counsel, (iv) Buyer shall furnish all of the funds for the purchase of the Property (other than funds supplied by institutional lenders which will hold valid mortgage liens against the Property) and such funds will not be from sources of funds or properties derived from any unlawful activity, (v) prior to Closing, Buyer and its agents will have thoroughly inspected the Property, fully observed the physical characteristics and condition of the Property, and performed a thorough investigation of the suitability of Buyer's intended use of the Property, including without limitation, the suitability of the topography; the availability of water rights or utilities; any natural hazard of any kind or nature, including without limitation, flood hazard, earthquake fault or seismic hazard, or forest fire risk or hazard; the present and future zoning, subdivision and any and all other land use matters; the condition of the soil, subsoil or groundwater of the Property and any and all other environmental matters; the purpose(s) to which the Property is suited; drainage; flooding; access to public roads; and proposed routes or roads or extensions relative to the Property, and (vi) Buyer understands it will have no recourse whatsoever against Seller or any of the other Releasees except as otherwise expressly set forth in this Agreement. The foregoing representations and warranties of Buyer shall survive the Closing and continue until one (1) year after the Closing and shall automatically lapse and become null and void after said one (1) year period, and Seller shall thereafter be barred from bringing or asserting any claim against Buyer by reason of a breach of any of such representations or warranties by Buyer unless prior to the expiration of such time period, such claim is asserted in writing delivered to Buyer specifying the alleged breach.

         27. Time of the Essence; and Business Days. Time is of the essence in the performance of each of the parties' respective obligations contained herein. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific Time) on such date or dates and references to "days" shall refer to calendar days except if such references are to "business days" which shall refer to days which are not a Saturday, Sunday or legal holiday. Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or legal holiday, under the laws of the State of California, the termination of such period shall be on the next succeeding business day. The time in which any act provided under this Agreement is to be done, shall be computed by excluding the first day and including the last day, unless the last day is a Saturday, Sunday or legal holiday under the laws of the State of California, and then it is also so excluded.

         28. Agreement Date. The parties hereby covenant and agree that the "Agreement Date" shall be the date on which the Escrow Holder confirms in writing to both Seller and Buyer that the Escrow Holder has actually received from both parties two (2) signed and initialed original counterparts of this Agreement and the Escrow Holder is in a position to release to each of the parties a fully executed original of this Agreement signed and initialed in counterparts. The Escrow Holder shall insert such date in each original counterpart of this Agreement on Page 1 hereof. If either party fails to submit two (2) signed and initialed original counterparts of this Agreement to Escrow Holder within five (5) business days after the delivery to Escrow Holder by the other party of two (2) signed and initialed original counterparts of this Agreement, then the party which delivered to Escrow Holder said signed and initialed counterparts of this Agreement may, at its option, withdraw such signed and initialed counterparts therefrom without any obligation to resubmit same to Escrow Holder thereafter.

         29. No Third Party Beneficiaries. Except as otherwise expressly set forth herein, Seller and Buyer do not intend, and this Agreement shall not be construed, to create a third-party beneficiary status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Agreement.

         30. Drafts not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, including without limitation, all of the exhibits hereto, and each of Seller and Buyer have fully executed and delivered (or caused the delivery) to each other a counterpart of this Agreement, including without limitation, all exhibits hereto.

         31. Natural Hazard Disclosure Requirement Compliance. Buyer and Seller acknowledge that Seller may be required to disclose if the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1103(c)(1)); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code
Section 4135); (v) earthquake fault zone (Public Resources Code Section 2622); or (vi) a seismic hazard zone (Public Resources Code Section 2694) (sometimes all of the preceding are herein collectively called the "Natural Hazard Matters"). Seller has engaged or will cause the Title Company or such other company selected by Seller to engage the services of a natural hazard disclosure expert (the "Natural Hazard Expert"), to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1102.6a and to report the result of its examination to Buyer and Seller in writing. If delivered to Buyer not later than one (1) business day prior to the Approval Date, the written report prepared by the Natural Hazard Expert regarding the results of its full examination will fully and completely discharge Seller from its disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code Section 1102.4 regarding non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

         32. 1031 Exchange. Each of the parties hereto has requested that the other party hereto cooperate with such party in effecting a like-kind exchange under Section 1031 of the Internal Revenue Code (as amended, the "Code"). Each party hereto agrees to cooperate with the other to effectuate said exchange transaction, and such parties shall reimburse the other for any actual, documented and reasonable costs incurred by such other party (and expressly preapproved in writing by the other party) in providing any such accommodation; provided, however, that (i) neither party shall be obligated or required to take title to any other property in connection with such exchange, (ii) the transactions contemplated by this Agreement are in no way conditioned on the success or feasibility of such exchange and (iii) the Closing may not be extended to accommodate the exchange. To effect such exchange, the parties acknowledge and agree that each party may assign its rights in, and delegate its duties under, this Agreement to any exchange accommodator that such party may determine.

         IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first above written.

                                    SELLER:

                                    ASHWORTH, INC.,
                                    a Delaware corporation

                                    By: ________________________________
                                        ________________________________

                                        By: /s/Peter Case
                                            ----------------------------
                                            Name: Peter Case
                                            Title: VP Finance

                                    BUYER:

                                    LBA INC.,
                                    a California corporation

                                    By: /s/Steven R. Layton
                                        --------------------------------
                                        Name:  Steve R. Layton
                                        Title:  Authorized Signatory

                                    By: ________________________________
                                        Name: __________________________
                                        Title: _________________________

                                    EXHIBIT A

                     LEGAL DESCRIPTION OF THE REAL PROPERTY

                                                                      01-0228374

                  THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO AND IS DESCRIVED AS FOLLOWS:

                  LOT 15 OF CARLSBAD TRACT NO. 74-21, IN THE CITY OF CARLSBAD, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 10372, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, APRIL 13, 1982.

                  EXCEPTING THEREFORM ALL MINERALS, OIL AND GAS RIGHTS BELOW THE DEPTH OF 500 FEET BELOW THE SURFACE OF SAID LAND WITHOUT THE RIGHT OF SURFACE ENTRY AS RESERVED BY KAISER DEVELOPMENT COMPANY, A CALIFORNIA CORPORATION IN DEED RECORDED JANUARY 15, 1988 AS FILE NO. 88-021669 OF OFFICIAL RECORDS.

                                    EXHIBIT A

                                    EXHIBIT B

                              INTENTIONALLY OMITTED

                                    EXHIBIT B

                                    EXHIBIT C

                    ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

         This Assignment and Assumption of Intangibles (the "Assignment") is made and entered into as of this 24th day of February, 2004 ("Assignment Date"), by and between ASHWORTH, INC., a Delaware corporation ("Assignor"), and LBA INDUSTRIAL FUND - CANYON, INC. a Delaware corporation ("Assignee"), with reference to the following facts.

                                R E C I T A L S :

         A. Assignor and LBA INC., a California corporation ("LBA"), are parties to that certain Purchase and Sale Agreement, made and entered into as of December 2, 2003 (as assigned by LBA to Assignee, the "Purchase Agreement"), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor that certain improved real property located at 2791-2793 Loker Avenue, Carlsbad, California, as legally described in Exhibit A attached hereto and made a part hereof (the "Real Property") together with all (i) improvements, structures and fixtures (other than trade fixtures) (collectively, the "Improvements"), and (ii) easements, appurtenances, rights and privileges pertaining thereto (collectively, the "Appurtenances"). The Real Property, the Improvements, and the Appurtenances are collectively referred to herein as the "Property."

         B. Assignee has acquired fee title to the Property from Assignor on the Assignment Date. Assignor now desires to assign and transfer to Assignee all of Assignor's rights and interests in, to and under the Intangibles (as hereinafter defined).

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Assignment and Assumption of Intangibles. Effective as of the Assignment Date, Assignor hereby grants, transfers, conveys, assigns and delegates to Assignee all of its rights and interests of Assignor in, to and under all intangible property now owned by Assignor in connection with any portion of the Property, including without limitation, all governmental permits, approvals, guaranties, warranties, indemnities, licenses, permits, entitlements, plans, specifications and similar documents and rights and licenses (to the extent assignable and specifically excluding any tradenames of Seller or any affiliated or related entities of Seller and any licenses and other similar documents and rights related to the specific clothing and accessory design and manufacturing operations of Seller) (collectively, the "Intangibles"). Assignee hereby accepts such assignment and delegation by Assignor and agrees to fully perform and assume all the obligations of Assignor under the Intangibles arising from and after the Assignment Date.

         2. No Warranties. Assignee does hereby covenant with Assignor, and represents and warrants to Assignor, that Assignor is transferring the Intangibles to Assignee without any warranty of any kind or nature. This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability or enforceability of the Intangibles, and Assignor

                                    EXHIBIT C
shall have no liability to Assignee in the event that any or all of the Intangibles (a) are not transferable to Assignee or (b) are cancelled or terminated by reason of this Assignment or any acts of Assignee.

         3. Dispute Costs. In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such dispute, including without limitation, reasonable attorneys' fees and costs. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

         4. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document. Assignor and Assignee agree that the delivery of an executed copy of this Assignment by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Assignment had been delivered.

         5. Survival. This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment and their respective successors, heirs and permitted assigns.

         6. Limited Liability. This Assignment is made without recourse and without any express or implied representation or warranty of any kind or nature, except as expressly set forth in the Purchase Agreement. Assignee on its own behalf and on behalf of its agents, members, partners, employees, representatives, successors and assigns hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Assignor have any personal liability under this Assignment, or to any of Assignee's creditors, or to any other party in connection with the Property.

         7. No Third Party Beneficiaries. Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.

                                    EXHIBIT C

         IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Assignment Date.

                                    ASSIGNOR:

                                    ASHWORTH, INC.,
                                    a Delaware corporation

                                    By: /s/Peter Case
                                        --------------------------------
                                        Name:  Peter Case
                                        Title: VP Finance

                                    ASSIGNEE:

                                    LBA INDUSTRIAL FUND - CANYON, INC.,
                                    a Delaware corporation

                                    By: /s/Steven R. Layton
                                        --------------------------------
                                        Name:  Steven R. Layton
                                        Title: Authorized Signatory

                                    EXHIBIT C

                                    EXHIBIT D

                                   GRANT DEED

RECORDING REQUESTED BY:

Stewart Title of California, Inc.

WHEN RECORDED MAIL TO:

Orrick Herrington & Sutcliffe LLP
777 South Figueroa Street, Suite 3200
Los Angeles, California 90017
Attn: Richard C. Mendelson, Esq.

MAIL TAX STATEMENTS TO:

c/o Layton-Belling & Associates
4440 Von Karman Avenue, Suite 150
Newport Beach, California 92660
Attn: Mr. Thomas C. Rutherford

                    Space Above This Line for Recorder's Use

                                   GRANT DEED

         In accordance with Section 11932 of the California Revenue and Taxation Code, Grantor has declared the amount of transfer tax which is due by separate statement which is not being recorded with this Grant Deed.

         For valuable consideration, receipt of which is acknowledged, ASHWORTH, INC., a Delaware corporation, formerly known as Charter Golf Inc., a Delaware corporation ("Grantor"), hereby grants to LBA INDUSTRIAL FUND - CANYON, INC., a Delaware corporation ("Grantee"), that certain real property located in the City of Carlsbad, County of San Diego, State of California, as legally described in Exhibit A attached hereto and made a part hereof (the "Property") together with all of Grantor's right, title and interest in and to all improvements and structures located thereon and all easements, appurtenances, rights and privileges of Grantor appertaining to the Property.

         The Property is conveyed subject to:

         (a) A non-delinquent lien of supplemental taxes, if any, assessed pursuant to the provisions of Chapter 3.5 (commencing with Section 75) of the Revenue and Taxation Code of the State of California;

                                    EXHIBIT D

         (b) The liens for real property taxes for the fiscal year 2003-2004 not yet due and payable;

         (c) All liens, encumbrances, easements, leases, covenants, conditions and restrictions of record;

         (d) All matters which would be disclosed by a survey of the Property; and

         (e) Zoning ordinances and regulations and any other laws, ordinances, regulations or orders of any governmental agency having or claiming jurisdiction over the use, occupancy or enjoyment of the Property.

         IN WITNESS WHEREOF, Grantor has caused its duly authorized representative to execute this instrument as of the date hereinafter written.

DATED: February 24, 2004

                                    GRANTOR:

                                    ASHWORTH INC.,
                                    a Delaware corporation

                                        By:_____________________________
                                            Name:_______________________
                                            Title:______________________

                                    EXHIBIT D
                                       -2-

Document No.:__________________

Date Recorded: __________________, 2003

              STATEMENT OF TAX DUE AND REQUEST THAT TAX DECLARATION
                  NOT BE MADE A PART OF PERMANENT RECORD IN THE
                          OFFICE OF THE COUNTY RECORDER

                      (PURSUANT TO SECTION 11932 R&T CODE)

To:      Registrar Recorder

         County of _________________, California

Request is hereby made in accordance with the provisions of the Documentary Transfer Tax Act that the amount of tax due not be shown on the original document which names:

                            ------------------------
                                  (as grantor)

                            ------------------------
                                  (as grantee)

                  Property described in the accompanying document is located in (_) unincorporated area of the County of __________________
                  (_) City of __________________________________________

The amount of tax due on the accompanying document is $____________

                  (X) Computed on full value of property convened, or
                  (_) computed on full value less liens and encumbrances
                             remaining at time of sale

                                    GRANTOR:

                                    ASHWORTH INC.,
                                    a Delaware corporation

                                    By:
                                        a ______________________________

                                        By:
                                            Name:_______________________
                                            Title:

                                    EXHIBIT D
                                       -3-